UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/07/2008

Delphax Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10691

Minnesota	41-1392000
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6100 West 110th Street
Bloomington, Minnesota 55438-2664
(Address of principal executive offices, including zip code)

952-939-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On May 7, 2008, the Company announced that it is reducing its investment in sales, marketing and product developemnt for its CR Series roll-fed presses and initiating a related workforce reduction. The press release is attached as Exhibit 99.1 to this Form 8-K.
The workforce reduction involves approximately 36 positions, primarlily sales, marketing and manufacturing personnel, but will have some impact on all areas of the Company. This action is expected to result in a charge of approximately $2 million, comprised solely of employee severance benefits, in the third fiscal quarter ending June 30, 2008. The Company expects to pay the severance benefits in declining amounts through June 2009. The action will not significantly affect the security printing side of Delphax's business.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In conjunction with the pull-back in the sales and marketing effort for the CR Series presses, the Company also announced the departure of it Vice President of Sales and Marketing, George P. Carranza.

Item 9.01.    Financial Statements and Exhibits

(d) exhibits

Press release dated May 7, 2008 - Delphax Pulls Back on Effort to Market High-speed Roll-fed Presses; Reiterates Commitment to Security Printing Market.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delphax Technologies Inc.

Date: May 07, 2008	By:	/s/ Gregory S. Furness
Gregory S. Furness
Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Delphax Pulls Back on Effort to Market High-speed Roll-fed Presses; Reiterates Commitment to Security Printing Market